Exhibit 99.1

NEWS RELEASE	C2011-12
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

DST SYSTEMS, INC. ANNOUNCES AGREEMENT TO ACQUIRE ALPS HOLDINGS, INC.

Acquisition Builds DST’s Distribution and Asset Gathering Services

While Broadening Range of Administrative Capabilities

Kansas City, Mo., July 19, 2011—DST Systems, Inc. (NYSE: DST) announced that it has signed a definitive agreement to acquire ALPS Holdings, Inc. (ALPS) through a merger with a wholly owned subsidiary. At closing, DST will pay $250 million funded from cash and existing credit facilities.

ALPS is a 25-year-old financial services firm that provides a suite of asset servicing and asset gathering solutions to the investment management industry. As of December 31, 2010, the firm managed more than $3.275 billion in assets and provided servicing to more than $291 billion in client assets. Headquartered in Denver, ALPS employs approximately 300 people.

The acquisition broadens the range of products and services DST will offer to the investment management and brokerage industries. ALPS’s asset servicing segment provides a comprehensive suite of turn-key outsourcing services including fund administration, fund accounting, transfer agency, legal and compliance, creative services and medallion distribution services to a broad set of asset managers across open-end funds, closed-end funds, exchange traded funds (ETFs) and hedge funds. ALPS’s asset gathering segment provides an advisory platform and scaled wholesale distribution to investment managers. Services include active distribution, closed-end fund IPOs, Liberty All-Star Funds and proprietary products. The distributor division services Select Sector SPDR ETFs.

The transaction, subject to regulatory approval and certain conditions, is expected to close in fourth quarter 2011. On a pro-forma basis, the transaction is expected to be accretive. DST plans to operate ALPS as a stand-alone entity. DST expects to realize $5 million of annualized synergies in the first 24 months through rationalization of technology and service infrastructures. Prior to the realization of synergies and costs associated with rationalization, DST estimates that the transaction will break even in fourth quarter 2011 and estimates a contribution on a GAAP basis of approximately $.06 per share during 2012. Excluding non-cash charges and costs associated with rationalization, the transaction is expected to deliver $.26 per share during 2012. Upon completion of the transaction, ALPS’s financial results will be consolidated with those of DST, and will be reported as part of DST’s Financial Services Segment.

“This transaction further underscores our commitment to expanding our distribution support and asset gathering capabilities,” commented Tom McDonnell, CEO of DST Systems. “With our recent acquisitions of Finix Business Strategies and Subserveo, Inc., the company is well positioned to capitalize on the distribution side of the asset management industry. ALPS has a proven track record of managing, servicing and distributing products across the asset management spectrum, and we look forward to their continued growth and success.”

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST’s views as of today, and actual actions or results could differ. There could be a number of factors affecting future actions or results, including those set forth in DST’s latest periodic financial report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

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